Exhibit 5.1

FOX ROTHSCHILD LLP
Princeton Pike Corporate Center
997 Lenox Drive
Lawrenceville, NJ 08648-2311

February 28, 2023

Smart Sand, Inc.
28420 Hardy Toll Road, Suite 130
Spring, Texas 77373

Ladies and Gentlemen:

We are acting as counsel to Smart Sand, Inc., a Delaware corporation (the “Company”), in connection with the filing on this date of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) for the registration of 3,900,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), issuable under the Smart Sand, Inc. Amended and Restated 2016 Omnibus Incentive Plan, as amended (the “Plan”).

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness, and authenticity of certificates issued by any governmental official, office, or agency and the absence of change in the information contained therein from the effective date of any such certificate; and, other than for the Company, the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule, or regulation relating to securities, or to the sale or issuance thereof and no opinion as to any other law or matter may be inferred or implied herefrom.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such Shares and payment therefore in accordance with the provisions of the Plan and the instruments executed pursuant to the Plan, the Shares will be legally and validly issued, fully paid, and non-assessable.

The opinion expressed herein is rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,
/s/ Fox Rothschild LLP